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                                                                     Exhibit 1.1

                            SOUTH JERSEY GAS COMPANY

                       Secured Medium Term Notes, Series A
                        DUE FROM ONE YEAR TO FORTY YEARS
                               FROM DATE OF ISSUE

                    FIRST AMENDMENT TO DISTRIBUTION AGREEMENT

                                                                   June 26, 2000



PaineWebber Incorporated
First Union Securities, Inc.
Edward D. Jones & Co., L.P.
c/o PaineWebber Incorporated
1285 Avenue of the Americas
New York, New York  10019

Dear Sirs:

     Reference is hereby made to the Distribution Agreement (the "Agreement") dated as of October 5, 1998, by and among South Jersey Gas Company (the "Company") and PaineWebber Incorporated, Prudential Securities Incorporated and First Union Capital Markets, a division of Wheat First Securities, Inc. (n/k/a First Union Securities, Inc.) This First Amendment is made and entered into as of the 26th day of June, 2000 by and among the Company and PaineWebber Incorporated, First Union Securities, Inc. and Edward D. Jones & Co., L.P. Terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

     The Company hereby confirms its agreement with you to amend the Distribution Agreement dated as of October 5, 1998 as follows:

     1. The Agreement is terminated as to Prudential Securities Incorporated.

     2. Edward D. Jones & Co., L.P. is included as an Agent.

     3. The term "Agent" shall refer to any of you, PaineWebber Incorporated, First Union Securities, Inc. or Edward D. Jones & Co., L.P., acting solely in the capacity as agent of the Company pursuant to Section 2(a) of the Agreement and not as principal, the term the "Purchaser" shall refer to any one of you, PaineWebber Incorporated,
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First Union Securities, Inc. or Edward D. Jones & Co., L.P., acting solely as principal pursuant to Section 2(b) of the Agreement and not as agent, and the term "you" shall refer to you, PaineWebber Incorporated, First Union Securities, Inc. or Edward D. Jones & Co., L.P., collectively whether at any time any of you is acting in both such capacities or either such capacity.

     4. Section 5(b) of the Agreement is amended by substituting "Cozen and O'Connor" for "Dechert Price & Rhoads" as counsel for the Company.

     5. Section 11 of the Agreement is amended by substituting "Cozen and O'Connor, 1900 Market Street, Philadelphia, Pennsylvania 19103, Attention:
Richard J. Busis" for "Dechert Price & Rhoads, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103-2793, Attention: George W. Patrick."

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     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and you.


                                 Very truly yours,

                                 South Jersey Gas Company


                                 By: /s/ David A. Kindlick
                                    -----------------------
                                 Its: Senior Vice President
                                    -----------------------

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     The foregoing First Amendment is hereby confirmed and accepted as of the date hereof.



PAINEWEBBER INCORPORATED


By: /s/ Charles E. Buckley
   -------------------------------
  Its: Vice President
      ----------------------------

First Union Securities, Inc., (f/k/a
 First Union Capital Markets, a division
 of Wheat First Securities, Inc.)


By: /s/ William Ingram
   -------------------------------
  Its: Managing Director
      ----------------------------

EDWARD D. JONES & CO., L.P.


By: /s/ James Krekeler
   -------------------------------
  Its: Principal
      ----------------------------


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